Exhibit 99.1
Silvergate Capital Corporation Announces Third Quarter 2022 Results
La Jolla, CA, October 18, 2022 -- Silvergate Capital Corporation (“Silvergate” or “Company”) (NYSE:SI) and its wholly-owned subsidiary, Silvergate Bank (“Bank”), today announced financial results for the three and nine months ended September 30, 2022.
Third Quarter 2022 Highlights
•Net income for the quarter was $43.3 million, compared to $38.6 million for the second quarter of 2022, and $23.5 million for the third quarter of 2021
•Net income available to common shareholders for the quarter was $40.6 million, or $1.28 per diluted common share, compared to net income of $35.9 million, or $1.13 per diluted share, for the second quarter of 2022, and net income of $23.5 million, or $0.88 per diluted share, for the third quarter of 2021
•Digital asset customers grew to 1,677 at September 30, 2022, compared to 1,585 at June 30, 2022, and 1,305 at September 30, 2021
•The Silvergate Exchange Network (“SEN”) handled $112.6 billion of U.S. dollar transfers in the third quarter of 2022, a decrease of 41% compared to $191.3 billion in the second quarter of 2022, and a decrease of 30% compared to $162.0 billion in the third quarter of 2021
•Total SEN Leverage commitments increased to $1.5 billion at September 30, 2022, compared to $1.4 billion at June 30, 2022, and $322.5 million at September 30, 2021
•Digital asset customer related fee income for the quarter was $7.9 million, compared to $8.8 million for the second quarter of 2022, and $8.1 million for the third quarter of 2021
•Average digital asset customer deposits were $12.0 billion during the third quarter of 2022, compared to $13.8 billion during the second quarter of 2022

Alan Lane, president and chief executive officer of Silvergate, commented, “Silvergate delivered another quarter of strong performance, achieving record net income available to common shareholders of $40.6 million. While volumes on the Silvergate Exchange Network (SEN) decreased this quarter compared to the overall industry, we remain confident in the power of our platform and the opportunities for expansion within the network. We continued to see demand for our SEN Leverage product and growth in our new customer pipeline, a testament to the strength of our platform against a challenging backdrop in the broader digital asset industry.”
“We continue to invest in our strategic initiatives, and as we always have, we will balance our culture of innovation with our prudent, risk-based approach to launching new products. I look forward to the rest of this year and remain confident in our path forward as we head into the last quarter of 2022,” Lane added.

	As of or for the Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021

Financial Highlights	(Dollars in thousands, except per share data)
Net income	$43,328	$38,605	$23,492
Net income available to common shareholders	$40,640	$35,917	$23,492
Diluted earnings per common share	$1.28	$1.13	$0.88
Return on average assets (ROAA)(1)	1.04%	0.89%	0.75%
Return on average common equity (ROACE)(1)	12.99%	10.99%	10.45%
Net interest margin(1)(2)	2.31%	1.96%	1.26%
Cost of deposits(1)	0.16%	0.00%	0.00%
Cost of funds(1)	0.28%	0.03%	0.01%
Efficiency ratio(3)	37.11%	38.30%	43.20%
Total assets	$15,467,340	$15,900,494	$12,776,621
Total deposits	$13,238,426	$13,500,720	$11,662,520
Book value per common share	$35.94	$38.86	$33.10
Tier 1 leverage ratio	10.71%	10.02%	8.71%
Total risk-based capital ratio	46.63%	45.58%	47.78%
________________________
(1)Data has been annualized.
(2)Net interest margin is a ratio calculated as net interest income, on a fully taxable equivalent basis for interest income on tax-exempt securities using the federal statutory tax rate of 21.0%, divided by average interest earning assets for the same period.
(3)Efficiency ratio is calculated by dividing noninterest expenses by net interest income plus noninterest income.

Digital Asset Initiative
At September 30, 2022, the Company’s digital asset customers increased to 1,677 from 1,585 at June 30, 2022, and from 1,305 at September 30, 2021. At September 30, 2022, prospective digital asset customer leads in various stages of the customer onboarding process and pipeline were above 300. For the third quarter of 2022, $112.6 billion of U.S. dollar transfers occurred on the SEN, a 41% decrease from $191.3 billion transfers in the second quarter of 2022, and a decrease of 30% compared to $162.0 billion in the third quarter of 2021.

Results of Operations, Quarter Ended September 30, 2022
Net Interest Income and Net Interest Margin Analysis (Taxable Equivalent Basis)
The Company’s securities portfolio includes tax-exempt municipal bonds with tax-exempt income from these securities calculated and presented below on a taxable equivalent basis. Net interest income, net interest spread and net interest margin are presented on a taxable equivalent basis to consistently reflect income from taxable securities and tax-exempt securities based on the federal statutory tax rate of 21.0%.
Net interest income on a taxable equivalent basis totaled $84.7 million for the third quarter of 2022, compared to $74.5 million for the second quarter of 2022, and $39.0 million for the third quarter of 2021.
Compared to the second quarter of 2022, net interest income increased $10.2 million due to increased interest income driven by higher yields across the majority of interest earning asset categories, partially offset by increased interest expense. Average total interest earning assets decreased by $0.7 billion for the third quarter of 2022 compared to the second quarter of 2022, primarily due to decreased securities and loans balances. The average yield on interest earning assets increased from 1.99% for the second quarter of 2022 to 2.58% for the third quarter of 2022, with the most significant impacts due to higher yields on securities and interest earning deposits in other banks. The yield on securities increased from 1.66% in the second quarter 2022 to 2.21% in the third quarter of 2022 due to an increase in market interest rates. Average interest bearing liabilities increased $1.3 billion for the third quarter of 2022 compared to the second quarter of 2022, due to the utilization of brokered certificates of deposit and higher average balances of FHLB advances. The average rate on total interest bearing liabilities increased from 0.87% for the second quarter of 2022 to 2.19% for the third quarter of 2022, primarily due to interest expense associated with recently issued brokered certificates of deposit and an increase in interest rates on FHLB advances.
Compared to the third quarter of 2021, net interest income increased $45.7 million due to increased interest income, with the largest driver being higher yields on interest earning assets, partially offset by increased interest expense. Average total interest earning assets increased by $2.3 billion for the third quarter of 2022 compared to the third quarter of 2021, primarily due to increased securities balances partially offset by a decrease in interest earning deposits in other banks. The average yield on total interest earning assets increased from 1.27% for the third quarter of 2021 to 2.58% for the third quarter of 2022, primarily due to overall higher yields resulting from increased interest rates. Average interest bearing liabilities increased $1.7 billion for the third quarter of 2022 compared to the third quarter of 2021, due to the recent utilization of brokered certificates of deposit as well as higher average FHLB advances. The average rate on total interest bearing liabilities increased from 1.17% for the third quarter of 2021 to 2.19% for the third quarter of 2022, primarily due to the impact of increased interest rates on short-term borrowings.
Net interest margin for the third quarter of 2022 was 2.31%, compared to 1.96% for the second quarter of 2022, and 1.26% for the third quarter of 2021. The increase in net interest margin compared to the second quarter of 2022 was primarily due to higher yields on adjustable rate securities and interest earning deposits in other banks reflecting the increasing interest rate environment, partially offset by higher borrowing costs associated with brokered certificates of deposit and FHLB advances as well as net expense from derivatives. The increase in net interest margin compared to the third quarter of 2021 was primarily due to higher yields on adjustable rate securities, partially offset by higher borrowing costs associated with brokered certificates of deposit and FHLB advances.

	Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate

	(Dollars in thousands)
Assets
Interest earning assets:
Interest earning deposits in other banks	$1,324,361	$8,001	2.40%	$1,458,173	$3,008	0.83%	$4,104,776	$1,755	0.17%
Taxable securities	8,868,639	47,401	2.12%	9,058,960	30,986	1.37%	5,449,202	14,000	1.02%
Tax-exempt securities(1)	2,889,391	18,243	2.50%	2,992,038	18,759	2.51%	1,187,452	6,347	2.12%
Loans(2)(3)	1,407,290	20,663	5.83%	1,689,852	22,054	5.23%	1,493,590	16,972	4.51%
Other	62,835	289	1.82%	58,852	719	4.90%	31,028	195	2.49%
Total interest earning assets	14,552,516	94,597	2.58%	15,257,875	75,526	1.99%	12,266,048	39,269	1.27%
Noninterest earning assets	942,110			1,010,486			197,477
Total assets	$15,494,626			$16,268,361			$12,463,525
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$1,000,615	$5,221	2.07%	$68,128	$2	0.01%	$76,898	$26	0.13%
FHLB advances and other borrowings	769,565	4,399	2.27%	397,810	796	0.80%	1	—	0.00%
Subordinated debentures	15,854	258	6.46%	15,850	243	6.15%	15,839	247	6.19%
Total interest bearing liabilities	1,786,034	9,878	2.19%	481,788	1,041	0.87%	92,738	273	1.17%
Noninterest bearing liabilities:
Noninterest bearing deposits	12,139,522			13,951,397			11,305,650
Other liabilities	134,164			330,658			50,657
Shareholders’ equity	1,434,906			1,504,518			1,014,480
Total liabilities and shareholders’ equity	$15,494,626			$16,268,361			$12,463,525
Net interest spread(4)			0.39%			1.12%			0.10%
Net interest income, taxable equivalent basis		$84,719			$74,485			$38,996
Net interest margin(5)			2.31%			1.96%			1.26%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,831)			(3,939)			(1,333)
Net interest income, as reported		$80,888			$70,546			$37,663
________________________
(1)Interest income on tax-exempt securities is presented on a taxable equivalent basis using the federal statutory tax rate of 21.0% for all periods presented.
(2)Loans include nonaccrual loans and loans held-for-sale, net of deferred fees and before allowance for loan losses.
(3)Interest income includes amortization of deferred loan fees, net of deferred loan costs.
(4)Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.
(5)Net interest margin is a ratio calculated as annualized net interest income, on a taxable equivalent basis, divided by average interest earning assets for the same period.
Provision (Reversal) for Loan Losses
The Company recorded a $0.6 million reversal of provision for loan losses for the third quarter of 2022, compared to no provision for the second quarter of 2022 or for the third quarter of 2021 as a result of management’s assessment of the level of the allowance for loan losses, and the amount and mix of the loan portfolio, among other factors.
Noninterest Income
Noninterest income for the third quarter of 2022 was $8.5 million, a decrease of $0.8 million, or 8.2%, from the second quarter of 2022. The primary reasons for this decrease were a $0.9 million, or 9.7%, decrease in deposit related fees and a $0.3 million loss on sale of loans, offset by a $0.3 million increase in other income. During the third quarter of 2022, the Company sold approximately $3.6 million of one-to-four family real estate loans and recognized a loss on sale of $0.3 million.

Noninterest income for the third quarter of 2022 decreased by $5.6 million, or 39.8%, compared to the third quarter of 2021. This decrease was primarily due to a $5.2 million gain on sale of securities in the third quarter of 2021.

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021

	(Dollars in thousands)
Noninterest income:
Deposit related fees	$7,953	$8,808	$8,171
Mortgage warehouse fee income	482	555	665
(Loss) gain on sale of securities, net	—	(199)	5,182
Loss on sale of loans, net	(329)	—	—
Other income	348	50	24
Total noninterest income	$8,454	$9,214	$14,042
Noninterest Expense
Noninterest expense totaled $33.2 million for the third quarter of 2022, an increase of $2.6 million, or 8.5%, compared to the second quarter of 2022, and an increase of $10.8 million, or 48.4%, compared to the third quarter of 2021. The increase in noninterest expense compared to the prior quarter was primarily due to an increase in salaries and benefits expense attributable to increased headcount as part of organic growth to support the Company’s strategic initiatives. Other general and administrative expenses in the second quarter of 2022 included a $1.6 million reversal of the provision for off-balance sheet commitments. The increase in noninterest expense from the third quarter of 2021 was primarily driven by an increase in salaries and employee benefits attributable to increased headcount as well as increases in communications and data processing, and professional services, all of which support organic growth and the Company’s strategic initiatives. This was partially offset by a decrease in federal deposit insurance expense due to a lower growth rate in deposit levels.

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021

	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$19,632	$16,356	$10,729
Occupancy and equipment	822	1,063	523
Communications and data processing	3,210	2,967	1,793
Professional services	4,314	6,280	2,471
Federal deposit insurance	1,217	1,495	4,297
Correspondent bank charges	902	801	572
Other loan expense	529	682	299
Other general and administrative	2,527	908	1,655
Total noninterest expense	$33,153	$30,552	$22,339
Income Tax Expense
Income tax expense was $13.5 million for the third quarter of 2022, compared to $10.6 million for the second quarter of 2022, and $5.9 million for the third quarter of 2021. Our effective tax rate for the third quarter of 2022 was 23.7%, compared to 21.5% for the second quarter of 2022, and 20.0% for the third quarter of 2021. The increase in the tax expense and effective tax rate for the third quarter of 2022 compared to the second quarter of 2022 was driven by the increase in overall earnings in proportion to tax-exempt income earned on certain municipal bonds which remained relatively consistent.
Balance Sheet
Deposits
At September 30, 2022, deposits totaled $13.2 billion, a decrease of $262.3 million, or 1.9%, from June 30, 2022, and an increase of $1.6 billion, or 13.5%, from September 30, 2021. Noninterest bearing deposits totaled $12.0 billion, representing approximately 90.7% of total deposits at September 30, 2022, a decrease of $1.4 billion from the prior quarter end, and a $0.4 billion increase compared to September 30, 2021. At September 30, 2022, the Company held $1.2 billion of brokered certificates of deposits that were issued during the third quarter of 2022.
Our continued growth has been accompanied by significant fluctuations in the levels of our deposits, in particular our deposits from customers operating in the digital asset industry. The Bank’s average total deposits from digital asset customers during the third quarter of 2022 amounted to $12.0 billion, with the high and low daily totals of these deposit levels during such time being $14.0 billion and $11.1 billion, respectively, compared to an average of $13.8 billion during the second quarter of 2022, and high and low daily deposit levels of $17.6 billion and $12.6 billion, respectively.
Demand for new deposit accounts is generated by the Company’s banking platform for innovators that includes the SEN, which is enabled through Silvergate’s proprietary API, and other cash management solutions. These tools enable Silvergate’s customers to grow their businesses and scale operations. The following table sets forth a breakdown of the Company’s digital asset customer base and the deposits held by such customers at the dates noted below:

	September 30, 2022		June 30, 2022		September 30, 2021
	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)

	(Dollars in millions)
Digital asset exchanges	108	$7,579	102	$8,133	94	$6,759
Institutional investors	1,069	3,043	1,017	3,293	830	3,344
Other customers	500	1,247	466	1,879	381	1,365
Total	1,677	$11,869	1,585	$13,304	1,305	$11,468
________________________
(1)Total deposits may not foot due to rounding.
The weighted average cost of deposits for the third quarter of 2022 was 0.16%, compared to 0.00% for the second quarter of 2022 and the third quarter of 2021. The increase in the weighted average cost of deposits in the third quarter of 2022 was due to the issuance of brokered certificates of deposit.

	Three Months Ended
	September 30, 2022		June 30, 2022		September 30, 2021
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

	(Dollars in thousands)
Noninterest bearing demand accounts	$12,139,522	—	$13,951,397	—	$11,305,650	—
Interest bearing accounts:
Interest bearing demand accounts	3,470	0.00%	3,250	0.00%	8,597	0.05%
Money market and savings accounts	49,720	0.00%	64,456	0.01%	67,735	0.14%
Certificates of deposit	947,425	2.19%	422	0.95%	566	0.70%
Total interest bearing deposits	1,000,615	2.07%	68,128	0.01%	76,898	0.13%
Total deposits	$13,140,137	0.16%	$14,019,525	0.00%	$11,382,548	0.00%
Loan Portfolio
Total loans, including net loans held-for-investment and loans held-for-sale, were $1.4 billion at September 30, 2022, a decrease of $74.3 million, or 5.1%, from June 30, 2022, and a decrease of $235.8 million, or 14.5%, from September 30, 2021. During the third quarter of 2022, the Company sold $3.6 million of gross one-to-four family real estate loans and transferred an additional $33.9 million of gross one-to-four family loans to held-for-sale.

	September 30, 2022	June 30, 2022	September 30, 2021

	(Dollars in thousands)
Real estate loans:
One-to-four family	$37,636	$82,671	$119,817
Multi-family	9,028	8,827	54,636
Commercial	63,979	69,637	250,295
Construction	—	—	6,046
Commercial and industrial(1)	302,160	302,610	254,624
Reverse mortgage and other	1,270	1,110	1,385
Mortgage warehouse	58,760	136,485	128,975
Total gross loans held-for-investment	472,833	601,340	815,778
Deferred fees, net	(1,871)	(2,227)	883
Total loans held-for-investment	470,962	599,113	816,661
Allowance for loan losses	(3,176)	(4,442)	(6,916)
Loans held-for-investment, net	467,786	594,671	809,745
Loans held-for-sale(2)	924,644	872,056	818,447
Total loans	$1,392,430	$1,466,727	$1,628,192
________________________
(1)Commercial and industrial loans includes $302.2 million, $302.6 million and $254.5 million of SEN Leverage loans as of September 30, 2022, June 30, 2022 and September 30, 2021, respectively.
(2)Loans held-for-sale includes $891.5 million, $872.1 million and $818.4 million of mortgage warehouse loans as of September 30, 2022, June 30, 2022 and September 30, 2021, respectively.
Asset Quality and Allowance for Loan Losses
The allowance for loan losses was $3.2 million at September 30, 2022, compared to $4.4 million at June 30, 2022 and $6.9 million at September 30, 2021. The ratio of the allowance for loan losses to total loans held-for-investment at September 30, 2022 was 0.67%, compared to 0.74% and 0.85% at June 30, 2022 and September 30, 2021, respectively.
Nonperforming assets totaled $3.7 million, or 0.02% of total assets, at September 30, 2022, a decrease of $26.0 thousand from $3.8 million, or 0.02% of total assets at June 30, 2022. Nonperforming assets decreased $2.0 million, from $5.8 million, or 0.05%, of total assets at September 30, 2021.

	September 30, 2022	June 30, 2022	September 30, 2021

Asset Quality	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans	$3,698	$3,724	$5,781
Troubled debt restructurings	$1,623	$1,619	$1,867
Other real estate owned, net	$45	$45	—
Nonperforming assets	$3,743	$3,769	$5,781

Asset Quality Ratios:
Nonperforming assets to total assets	0.02%	0.02%	0.05%
Nonaccrual loans to total loans(1)	0.79%	0.62%	0.71%
Net charge-offs to average total loans(1)	0.09%	0.00%	0.00%
Allowance for loan losses to total loans(1)	0.67%	0.74%	0.85%
Allowance for loan losses to nonaccrual loans	85.88%	119.28%	119.63%
________________________
(1)Loans exclude loans held-for-sale at each of the dates presented.

Securities
The total securities portfolio decreased $0.4 billion, or 3.3%, from $11.8 billion at June 30, 2022, and increased $4.2 billion, or 57.9%, from $7.2 billion at September 30, 2021, to $11.4 billion at September 30, 2022. As of September 30, 2021, securities classified as held-to-maturity remained flat from prior quarter at $3.1 billion.
Capital Ratios
At September 30, 2022, the Company’s ratio of common equity to total assets was 7.36%, compared with 7.73% at June 30, 2022, and 6.88% at September 30, 2021. At September 30, 2022, the Company’s book value per common share was $35.94, compared to $38.86 at June 30, 2022, and $33.10 at September 30, 2021. The decrease in the Company’s book value per common share from June 30, 2022 was due to an increase in accumulated other comprehensive loss of $133.9 million.
At September 30, 2022, the Company had a tier 1 leverage ratio of 10.71%, common equity tier 1 capital ratio of 40.72%, tier 1 risk-based capital ratio of 46.54% and total risk-based capital ratio of 46.63%.
At September 30, 2022, the Bank had a tier 1 leverage ratio of 10.45%, common equity tier 1 capital ratio of 45.45%, tier 1 risk-based capital ratio of 45.45% and total risk-based capital ratio of 45.53%. These capital ratios each exceeded the “well capitalized” standards defined by federal banking regulations of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 risk-based capital ratio and 10.00% for total risk-based capital ratio.

Capital Ratios(1)	September 30, 2022	June 30, 2022	September 30, 2021
The Company
Tier 1 leverage ratio	10.71%	10.02%	8.71%
Common equity tier 1 capital ratio	40.72%	39.64%	38.30%
Tier 1 risk-based capital ratio	46.54%	45.45%	47.47%
Total risk-based capital ratio	46.63%	45.58%	47.78%
Common equity to total assets	7.36%	7.73%	6.88%
The Bank
Tier 1 leverage ratio	10.45%	9.94%	8.24%
Common equity tier 1 capital ratio	45.45%	45.12%	44.89%
Tier 1 risk-based capital ratio	45.45%	45.12%	44.89%
Total risk-based capital ratio	45.53%	45.24%	45.20%
________________________
(1)September 30, 2022 capital ratios are preliminary.
Subsequent Event
On October 11, 2022, the Company’s board of directors declared a quarterly dividend payment of $13.44 per share, equivalent to $0.336 per depositary share, on its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), for the period covering August 15, 2022 through November 14, 2022, for a total dividend of $2.7 million. The depositary shares representing the Series A Preferred Stock are traded on the New York Stock Exchange under the symbol “SI PRA.” The dividend will be payable on November 15, 2022 to shareholders of record of the Series A Preferred Stock as of October 28, 2022.
Conference Call and Webcast
The Company will host a conference call on Tuesday, October 18, 2022 at 11:00 a.m. (Eastern Time) to present and discuss third quarter 2022 financial results. The conference call can be accessed live by dialing 1-844-200-6205 or for international callers, 1-929-526-1599, entering the access code 636898. A replay will be available starting at 1:00 p.m. (Eastern Time) on October 18, 2022 and can be accessed by dialing 1-866-813-9403, or for international callers +44-204-525-0658. The passcode for the replay is 590370. The replay will be available until 11:59 p.m. (Eastern Time) on November 1, 2022.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company's website at https://ir.silvergate.com. The online replay will remain available for a limited time beginning immediately following the call.

About Silvergate
Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital asset industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital asset companies and investors around the world. Silvergate is enabling the rapid growth of digital asset markets and reshaping global commerce for a digital asset future.
Forward Looking Statements
Statements in this earnings release may constitute forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. The inclusion of these forward-looking statements should not be regarded as a representation by us or any other person that such expectations, estimates and projections will be achieved. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. For information about other important factors that could cause actual results to differ materially from those discussed in the forward-looking statements contained in this release, please refer to the Company's public reports filed with the U.S. Securities and Exchange Commission.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; geopolitical concerns, including the ongoing war in Ukraine; the magnitude and duration of the COVID-19 pandemic and related variants and mutations and their impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market, and monetary fluctuations; volatility and disruptions in global capital and credit markets; the transition away from USD LIBOR and uncertainty regarding potential alternative reference rates, including SOFR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, digital currencies and insurance, and the application thereof by regulatory bodies; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national, or global level; and other factors that may affect our future results.
Any forward-looking statement speaks only as of the date of this earnings release, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence. In addition, we cannot assess the impact of each risk and uncertainty on our business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

Investor Relations Contact:
Hunter Stenback / Ashna Vasa
858-200-3782
investors@silvergate.com

Source: Silvergate Capital Corporation

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands)
(Unaudited)

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
ASSETS
Cash and due from banks	$465,853	$256,378	$207,304	$208,193	$168,628
Interest earning deposits in other banks	1,420,970	1,637,410	1,178,205	5,179,753	3,615,860
Cash and cash equivalents	1,886,823	1,893,788	1,385,509	5,387,946	3,784,488
Securities available-for-sale, at fair value	8,317,247	8,686,307	9,463,494	8,625,259	7,234,216
Securities held-to-maturity, at amortized cost	3,104,557	3,131,321	2,751,625	—	—
Loans held-for-sale, at lower of cost or fair value	924,644	872,056	937,140	893,194	818,447
Loans held-for-investment, net of allowance for loan losses	467,786	594,671	739,014	887,304	809,745
Other investments	60,428	63,456	61,719	34,010	34,010
Accrued interest receivable	78,799	72,463	62,573	40,370	32,154
Premises and equipment, net	3,518	3,328	1,678	3,008	1,483
Intangible assets	194,045	190,455	189,977	—	—
Derivative assets	153,990	104,995	46,415	34,056	37,210
Safeguarding assets	—	52,838	243,769	—	—
Other assets	275,503	234,816	158,869	100,348	24,868
Total assets	$15,467,340	$15,900,494	$16,041,782	$16,005,495	$12,776,621
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing demand accounts	$12,005,719	$13,436,017	$13,323,535	$14,213,472	$11,586,318
Interest bearing accounts	1,232,707	64,703	72,627	77,156	76,202
Total deposits	13,238,426	13,500,720	13,396,162	14,290,628	11,662,520
Federal home loan bank advances	700,000	800,000	800,000	—	—
Subordinated debentures, net	15,855	15,852	15,848	15,845	15,841
Safeguarding liabilities	—	52,838	243,769	—	—
Accrued expenses and other liabilities	181,714	107,865	39,507	90,186	26,179
Total liabilities	14,135,995	14,477,275	14,495,286	14,396,659	11,704,540
Commitments and contingencies
Preferred stock	2	2	2	2	2
Class A common stock	317	316	316	304	265
Class B non-voting common stock(1)	—	—	—	—	—
Additional paid-in capital	1,555,996	1,554,627	1,553,547	1,421,592	891,611
Retained earnings	295,115	254,475	218,558	193,860	175,485
Accumulated other comprehensive (loss) income	(520,085)	(386,201)	(225,927)	(6,922)	4,718
Total shareholders’ equity	1,331,345	1,423,219	1,546,496	1,608,836	1,072,081
Total liabilities and shareholders’ equity	$15,467,340	$15,900,494	$16,041,782	$16,005,495	$12,776,621
________________________
(1)Effective June 14, 2022, Class B non-voting common stock was cancelled and its authorized shares reallocated to Class A common stock following a shareholder approved amendment to the Company’s articles of incorporation.

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Interest income
Loans, including fees	$20,663	$22,054	$16,972	$61,004	$50,727
Taxable securities	47,401	30,986	14,000	96,166	25,916
Tax-exempt securities	14,412	14,820	5,014	42,416	9,832
Other interest earning assets	8,001	3,008	1,755	12,394	4,633
Dividends and other	289	719	195	1,211	804
Total interest income	90,766	71,587	37,936	213,191	91,912
Interest expense
Deposits	5,221	2	26	5,244	107
Federal home loan bank advances and other	4,399	796	—	5,265	—
Subordinated debentures	258	243	247	753	744
Total interest expense	9,878	1,041	273	11,262	851
Net interest income before provision for loan losses	80,888	70,546	37,663	201,929	91,061
Reversal of provision for loan losses	(601)	—	—	(3,075)	—
Net interest income after provision for loan losses	81,489	70,546	37,663	205,004	91,061
Noninterest income
Deposit related fees	7,953	8,808	8,171	25,729	26,603
Mortgage warehouse fee income	482	555	665	1,688	2,372
(Loss) gain on sale of securities, net	—	(199)	5,182	(804)	5,182
Loss on sale of loans, net	(329)	—	—	(329)	—
Other income	348	50	24	834	44
Total noninterest income	8,454	9,214	14,042	27,118	34,201
Noninterest expense
Salaries and employee benefits	19,632	16,356	10,729	51,532	31,979
Occupancy and equipment	822	1,063	523	2,471	1,736
Communications and data processing	3,210	2,967	1,793	8,939	5,210
Professional services	4,314	6,280	2,471	13,548	6,782
Federal deposit insurance	1,217	1,495	4,297	4,474	10,437
Correspondent bank charges	902	801	572	2,531	1,881
Other loan expense	529	682	299	1,595	753
Other general and administrative	2,527	908	1,655	6,633	4,686
Total noninterest expense	33,153	30,552	22,339	91,723	63,464
Income before income taxes	56,790	49,208	29,366	140,399	61,798
Income tax expense	13,462	10,603	5,874	31,080	4,661
Net income	43,328	38,605	23,492	109,319	57,137
Dividends on preferred stock	2,688	2,688	—	8,064	—
Net income available to common shareholders	$40,640	$35,917	$23,492	$101,255	$57,137
Basic earnings per common share	$1.28	$1.14	$0.89	$3.21	$2.29
Diluted earnings per common share	$1.28	$1.13	$0.88	$3.20	$2.26
Weighted average common shares outstanding:
Basic	31,655	31,635	26,525	31,505	24,927
Diluted	31,803	31,799	26,766	31,669	25,308